Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:
Charles N. Funk	Gary J. Ortale	Woody Wallace
President & CEO	EVP & CFO	The Investor Relations Company
319.356.5800	319.356.5800	312.245.2700
		wwallace@tirc.com

MIDWESTONE FINANCIAL GROUP, INC.
REPORTS FOURTH QUARTER 2010 FINANCIAL RESULTS

Iowa City, Iowa, January 27, 2011 - MidWestOne Financial Group, Inc., (NASDAQ - MOFG) today reported results for its fourth quarter and fiscal year ended December 31, 2010.
Net income for the fourth quarter of 2010 rose sharply to $2,735,000 compared with $1,616,000 for the same period last year. After dividends and discount accretion on the Company's preferred stock, net income available to common shareholders also rose to $2,517,000, or $0.29 per diluted share, compared with net income available to common shareholders of $1,400,000, or $0.16 per diluted share, in the fourth quarter of 2009.
Net income for the fourth quarter was higher than for the same period in 2009 primarily due to:

•	a 4.2% increase in net interest income, which was attributable in part to a 4 basis point increase in the net interest margin to 3.32%;

•
a 22.5% increase in noninterest income, due primarily to a 189.5% increase in mortgage origination and loan servicing fees and the absence of any impairment losses on the Company's investment securities portfolio; and

•	a 4.3% decrease in noninterest expense, due primarily to a 36.0% reduction in professional fees.
Net income for the year 2010 totaled $10,130,000, more than a twofold increase compared with $4,409,000 of net income for 2009. After dividends and discount accretion on the Company's preferred stock, net income available to common shareholders also rose to $9,262,000, or $1.07 per diluted share, compared with net income available to common shareholders of $3,630,000, or $0.42 per diluted share, for 2009.
"We believe 2010 was a year of immense progress for MidWestOne.  We are very pleased, not only with the earnings progress of the company, but also with most components of our income statement," stated President and Chief Executive Officer, Charles N. Funk. "We improved our net interest margin. We made solid progress in the key elements of non-interest income, especially in wealth management and with our participation in the fourth quarter home loan refinance surge.  And, finally, we became more efficient as our non-interest expenses fell 5.0% from 2009."

Results of Operations
Net interest income for the fourth quarter of 2010 increased to $11,863,000, up $473,000, or 4.2%, from $11,390,000 for the fourth quarter of 2009. The continuing low interest rate environment and its impact on deposit and borrowed fund rates was the primary cause of the higher net interest income, as decreased interest expense on deposits of $639,000 and on Federal Home Loan Bank borrowings of $245,000, more than offset the decreased interest income from loans of $843,000. In addition, interest income on loan pool participations increased to $271,000 for the fourth quarter of 2010, compared to just $102,000 for the same period a year ago. The net interest margin for the fourth quarter, calculated on a fully tax-equivalent basis, amounted to 3.32% or 4 basis points higher than the 3.28% net interest margin for the fourth quarter of 2009. The Company posted a net interest margin of 3.43% for the full year 2010, up 16 basis points from 3.27% for the previous year.
The provision for loan losses for the fourth quarter was $1,700,000, a decrease of $50,000 from $1,750,000 in the fourth quarter of 2009, but more than the $1,392,000 of net loan charge-offs in the fourth quarter of 2010. The provision for loan losses for the full year 2010 was $5,950,000 compared with $7,725,000 in 2009. Management believes that potential problem credits have been identified and adequately reserved.
Noninterest income for the fourth quarter of 2010 rose to $4,305,000, up $791,000, or 22.5%, from $3,514,000 for the fourth quarter of 2009. This increase was primarily attributable to increased mortgage origination and loan servicing fees, combined with the absence of any impairment charges on the Company's investment securities portfolio. Mortgage origination and loan servicing fees totaled $1,523,000 for the fourth quarter of 2010, up 189.5% from $526,000 for the same period last year. The increase in mortgage origination and loan servicing fees was attributable to higher refinancing activity in single family residential loans during the fourth quarter of 2010 compared to the same period of 2009. The Company did not recognize any impairment losses on the investment securities portfolio during the fourth quarter compared to an impairment loss of $402,000 recognized in the fourth quarter a year ago. These improvements were partially offset by net losses on the sale of premises and equipment of $427,000 for the fourth quarter of 2010. Such losses resulted from the sale of certain bank branch buildings no longer utilized.

For the year 2010, noninterest income rose to $14,907,000, up $2,388,000, or 19.1%, from $12,519,000 for 2009. The primary reason for this increase was lower impairment charges on investment securities for the year 2010 of $189,000, compared with the $2,404,000 of charges recognized during 2009. Mortgage origination and loan servicing fees increased by $736,000, or 26.6%, from $2,770,000 for the year ended December 31, 2009 to $3,506,000 for the same period of 2010. These improvements were partially offset by lower gains on the sale of investment securities and losses on the sale of fixed assets. For the year ended December 31, 2010, net gains on the sale of investment securities declined to $453,000, down $360,000, or 44.3%, from the comparable period in 2009. Losses on the sale of fixed assets totaled $709,000 for the twelve months of 2010 compared to a gain of $8,000 for the year of 2009. Such losses resulted from the sale of certain bank branch buildings no longer utilized.
Noninterest expense for the fourth quarter totaled $10,695,000, a decrease of $479,000, or 4.3%, from $11,174,000 for the fourth quarter of 2009. Noninterest expense includes salaries and employee benefits, occupancy and equipment expense, FDIC insurance premiums, professional fees, data processing expense, and other operating expenses. The primary reasons for the lower noninterest expense for the quarter were a decrease in professional fees from $984,000 in the fourth quarter of 2009 to $630,000 for the same period of 2010, and a decrease in net occupancy and equipment expense from $1,878,000 for the fourth quarter of 2009 to $1,562,000 for the fourth quarter of 2010. These decreases were the result of management's cost control and efficiency efforts, most notably the closing of two branches in the third quarter of 2010.
For the full year 2010, all noninterest expense categories experienced decreases compared with the full year 2009, except for salaries and employee benefits, which showed a small increase. The most significant changes were in professional fees, which declined $901,000 to $2,734,000 for the year of 2010 compared with $3,635,000 in 2009, and other operating expense, which decreased to $6,267,000 in 2010 from $6,743,000 in 2009. The lower professional fees were primarily due to lower costs associated with Sarbanes-Oxley compliance efforts, which were high in 2009 due to that being the Company's first full year as an SEC reporting company.

Income tax expense was $1,038,000 for the fourth quarter of 2010 compared with expense of $364,000 for the same period in 2009, and income tax expense was $3,403,000 for the full year of 2010 compared with an income tax benefit of $79,000 for 2009. The increase for both the quarter and the year was primarily due to increased income for both periods, and the relative amount of of tax-exempt income on municipal bonds earned during the respective periods.
Balance Sheet and Asset Quality
Total assets increased slightly to $1.58 billion at December 31, 2010 from $1.53 billion at December 31, 2009. This growth resulted primarily from increased investment in securities, partially offset by a decrease in portfolio loans and loan pool participation balances. The asset growth was funded by an increase in both deposits and repurchase agreements. Total deposits at December 31, 2010 rose to $1.22 billion, an increase of $39.5 million, or 3.3%, from December 31, 2009, while securities sold under agreements to repurchase increased $7.1 million from $43.1 million at December 31, 2009, to $50.2 million at December 31, 2010.
Total bank loans (excluding loan pool participations and loans held for sale) decreased 3.0% to $938.0 million at December 31, 2010, compared with $967.0 million as of December 31, 2009. This was primarily due to a decline in construction, land development, and agriculture-related loans in the loan portfolio. Such a decrease was attributable to declining utilization rates on lines of credit and pay-downs on term debt as the economic environment caused many customers to actively reduce their borrowing position. At the end of the fourth quarter of 2010, the largest category of bank loans was commercial real estate, comprising 42% of the portfolio, of which 8% was farmland, 8% construction and development, and 3% multifamily. Residential real estate loans was the next largest category of bank loans at 24%, then, commercial and financial loans 23%, agricultural loans 9%, and consumer loans 2%.
During 2010, the Company experienced an increase in nonperforming loans. Specifically, these loans totaled $19.8 million as of December 31, 2010, or 2.11% of total bank loans, compared with $13.9 million at December 31, 2009, or 1.44% of total bank loans. However, nonperforming loans for the fourth quarter of 2010 decreased slightly from $20.2 million at September 30, 2010. The annual increase was primarily attributable to two agricultural loans totaling $3.3 million being added to troubled debt restructures coupled with an additional two agricultural loans totaling $4.5 million added to nonaccrual loans. These four agricultural loans have significant exposure in the hog industry. Nonperforming loans at December 31, 2010 consisted of $12.4 million in nonaccrual loans, $5.8 million in troubled debt restructures and $1.6 million in loans past due 90 days or more and still accruing. Loans past-due 30 to 89 days (not included in the nonperforming loan totals) were $10.5 million as of December 31, 2010 compared with $10.1 million as of December 31, 2009. While nonperforming loan levels increased during the year of 2010, the increase has been primarily in credits that management had already identified as weak and for which it believes adequate provisions already had been made. The provision for loan losses in 2010 of $6.0 million was greater than total net loan charge-off of $4.7 million.
"We believe we have seen the worst of the recession in our markets, and our non-performing assets have stabilized.  Generally, our agricultural loan quality has strengthened due to a strong crop year in most of our markets," Mr. Funk noted. As of year end, other real estate owned (not included in nonperforming loans) totaled $3.9 million, an increase of $215,000 from December 31, 2009. This increase is primarily attributable to the bank receiving title to a mixed use development valued at $2.5 million, offset by property sales during the year. As of December 31, 2010, the allowance for bank loan losses was $15.2 million, or 1.62% of total bank loans, compared with $14.0 million, or 1.44% of total bank loans, at prior year end. The allowance for loan losses represented 76.7% of nonperforming loans at December 31, 2010, compared with 100.6% of nonperforming loans at December 31, 2009. Due to the early identification of potential problem loans, we expected to have a decline in the ratio of the allowance for loan losses to nonperforming loans in 2010, as the previously performing loans moved to nonperforming status. The bank had net loan charge-offs of $4.7 million during 2010, or an annualized 0.50% of average bank loans outstanding.
Loan pool participations totaled $68.0 million at December 31, 2010, down from $85.2 million at December 31, 2009. Loan pool participations are participation interests in performing, sub-performing and nonperforming loans that have been purchased from various nonaffiliated banking organizations. The former MidWestOne had engaged in this activity since 1988. The Company has not purchased any new loan pool participations since January 2010, and intends to exit this line of business as current balances pay down. "The loan pools have been a positive contributor to company earnings for much of their 22 year history," stated Funk.  "However, we are community bankers at heart and we believe all of our available resources should be devoted to that which we do best---helping our customers achieve their financial goals."
The Company has very minimal exposure in loan pools to consumer real estate, subprime credit or construction and real estate development loans. The net “all-in” yield (excluding the purchase accounting adjustment and after all expenses) on loan pool participations was 1.65% for the fourth quarter of 2010, relatively flat from 1.73% for the fourth quarter of 2009. Yields were 3.88% and 3.21% for the full years 2010 and 2009, respectively. The net yield was higher in 2010 due to a stabilization of charge-off levels and payment collections in the portfolio. Including loan pool participations, the loan to deposit ratio was 82.5% as of December 31, 2010, compared with 89.2% as of December 31, 2009.
Investment securities totaled $466.0 million at December 31, 2010, or 29.5% of total assets, up from $370.9 million, or 24.2% of total assets, as of December 31, 2009. A total of $462.0 million of the investment securities were classified as available for sale. The portfolio consisted mainly of U.S. government agencies (17.2%), mortgage-backed securities (38.6%), and obligations of states and political subdivisions (41.5%).
Capital Adequacy
Total shareholders' equity (including $16.0 million of senior preferred stock issued to the U.S. Treasury pursuant to the Capital Purchase Program) was $158.5 million as of December 31, 2010. The total shareholders' equity to total assets ratio was 10.02% at December 31, 2010, compared with 9.92% at December 31, 2009, while the tangible common equity to tangible assets ratio was 8.37% as of the same date, up from 8.16% at December 31, 2009. Tangible common equity per share was $15.27 at December 31, 2010, up from $14.42 per share at December 31, 2009, but lower than the $15.55 per share at September 30, 2010. The annual increase was primarily attributable to net income of $10.1 million for the year 2010, less the $800,000 of dividends paid during the year on the senior preferred stock issued to the U.S. Treasury. The decrease from September 30, 2010 was due to a reduction in unrecognized gains in our investment securities portfolio resulting from the rise in interest rates during the fourth quarter of 2010.
Other Developments
On January 18, 2011, the Company's Board of Directors declared a first quarter cash dividend of $0.05 per common share, which is consistent with the dividend paid in the fourth quarter of 2010. The dividend is payable March 15, 2011 to shareholders of record at the close of business on March 1, 2011. At this quarterly rate, the indicated annual cash dividend is equivalent to $0.20 per common share.

About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company's bank subsidiary is also headquartered in Iowa City. MidWestOne Bank has office locations in Belle Plaine, Burlington, Cedar Falls, Conrad, Coralville, Davenport, Fairfield, Fort Madison, Melbourne, North English, North Liberty, Oskaloosa, Ottumwa, Parkersburg, Pella, Sigourney, Waterloo and West Liberty, Iowa. MidWestOne Insurance Services, Inc. provides personal and business insurance services in Pella, Melbourne and Oskaloosa, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Select Market under the symbol “MOFG.”

Non-GAAP Presentations:

We have traditionally disclosed certain non-GAAP ratios to evaluate and measure our operating performance and financial condition, including our net interest margin and tangible common equity to tangible assets ratio. We believe these ratios provide investors with information regarding our balance sheet profitability, financial condition and capital adequacy and how we evaluate such metrics internally.  The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

	As of	As of	As of	As of	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
	2010	2010	2010	2010	2009
(in thousands)
Tangible Common Equity
Total shareholders' equity	$158,466	$161,116	$157,387	$154,158	$152,208
Less: Preferred equity	(15,767)	(15,749)	(15,733)	(15,716)	(15,699)
Goodwill and intangibles	(11,243)	(11,506)	(11,761)	(12,016)	(12,272)
Tangible common equity	$131,456	$133,861	$129,893	$126,426	$124,237
Tangible Assets
Total assets	$1,581,259	$1,553,528	$1,563,548	$1,542,061	$1,534,783
Less: Goodwill and intangibles	(11,243)	(11,506)	(11,761)	(12,016)	(12,272)
Tangible assets	$1,570,016	$1,542,022	$1,551,787	$1,530,045	$1,522,511
Tangible common equity/tangible assets	8.37%	8.68%	8.37%	8.26%	8.16%

	Three Months Ended December 31,	Year Ended December 31,	Three Months Ended December 31,	Year Ended December 31,
	2010	2010	2009	2009
(in thousands)
Net Interest Margin Tax Equivalent Adjustment
Net interest income	$11,863	$47,865	$11,390	$45,115
Plus tax equivalent adjustment:
Loans	79	324	150	418
Securities	510	2,038	542	2,149
Tax equivalent interest income (1)	$12,452	$50,227	$12,082	$47,682
Average interest earning assets	$1,488,855	$1,466,265	$1,462,343	$1,457,599
Net interest margin	3.32%	3.43%	3.28%	3.27%
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 34%

Cautionary Note Regarding Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this document and are based on current expectations and involve a number of assumptions. These include, among other things, statements regarding future results or expectations. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Our ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors that could cause actual results to differ from those set forth in the forward-looking statements or that could have a material effect on the operations and future prospects of the Company include, but are not limited to: (1) the strength and the local and national economy; (2) changes in interest rates, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and fees; (3) the loss of key executives or employees; (4) changes in the quality and composition of the Company's loan and securities portfolios, demand for loan products and deposit flows; (5) changes in the assumptions and estimates underlying the establishment of reserves for possible loan losses and other estimates; (6) the effects of competition and the overall demand for financial services in the Company's respective market areas; (7) our ability to implement new technologies and develop and maintain secure and reliable electronic systems; (8) changes in accounting principles, policies, and guidelines; (9) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; and (10) other risk factors detailed from time to time in filings made by the Company with the SEC.

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2010	December 31, 2009
(dollars in thousands)	(unaudited)
ASSETS
Cash and due from banks	13,720	$25,452
Interest-bearing deposits in banks	6,077	2,136
Federal funds sold	726	—
Cash and cash equivalents	20,523	27,588
Investment securities:
Available for sale	461,954	362,903
Held to maturity (fair value 2010 $4,086; 2009 $8,118)	4,032	8,009
Loans held for sale	702	1,208
Loans	938,035	966,998
Allowance for loan losses	(15,167)	(13,957)
Net loans	922,868	953,041
Loan pool participations, net	65,871	83,052
Premises and equipment, net	26,518	28,969
Accrued interest receivable	10,648	11,534
Other intangible assets, net	11,143	12,172
Bank-owned life insurance	26,772	18,118
Other real estate owned	3,850	3,635
Deferred income taxes	6,430	5,163
Other assets	19,948	19,391
Total assets	$1,581,259	$1,534,783
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest bearing demand	129,978	$133,990
Interest-bearing checking	442,878	401,264
Savings	74,826	62,989
Certificates of deposit under $100,000	380,082	394,369
Certificates of deposit $100,000 and over	191,564	187,256
Total deposits	1,219,328	1,179,868
Federal funds purchased	—	1,875
Securities sold under agreements to repurchase	50,194	43,098
Federal Home Loan Bank borrowings	127,200	130,200
Deferred compensation liability	3,712	3,832
Long-term debt	15,464	15,588
Accrued interest payable	1,872	2,248
Other liabilities	5,023	5,866
Total liabilities	1,422,793	1,382,575

Shareholders' equity:
Preferred stock, no par value, with a liquidation preference of $1,000 per share; authorized 500,000
shares; issued 16,000 shares as of December 31, 2010 and December 31, 2009	15,767	$15,699
Common stock, $1 par value; authorized 15,000,000 shares at December 31, 2010 and December 31, 2009;
issued 8,690,398 shares at December 31, 2010 and December 31, 2009; outstanding 8,614,790 shares
at December 31, 2010 and 8,605,333 shares at December 31, 2009	8,690	8,690
Additional paid-in capital	81,268	81,179
Treasury stock at cost, 75,608 shares as of December 31, 2010 and 85,065 shares at December 31, 2009	(1,052)	(1,183)
Retained earnings	55,619	48,079
Accumulated other comprehensive income (loss)	(1,826)	(256)
Total shareholders' equity	158,466	152,208
Total liabilities and shareholders' equity	$1,581,259	$1,534,783

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (dollars in thousands, except per share amounts)	Three Months Ended December 30,		Years Ended December 31,
	2010	2009	2010	2009
Interest income:
Interest and fees on loans	$13,489	$14,332	$54,731	$58,697
Interest and discount on loan pool participations	271	102	2,631	1,809
Interest on bank deposits	5	7	34	11
Interest on federal funds sold	2	3	6	47
Interest on investment securities:
Taxable securities	2,552	2,368	9,667	8,797
Tax-exempt securities	990	1,009	3,912	3,997
Total interest income	17,309	17,821	70,981	73,358

Interest expense:
Interest on deposits:
Interest-bearing checking	1,047	1,051	4,260	4,501
Savings	57	39	183	213
Certificates of deposit under $100,000	2,229	2,616	9,538	11,871
Certificates of deposit $100,000 and over	855	1,121	3,599	5,026
Total interest expense on deposits	4,188	4,827	17,580	21,611
Interest on federal funds purchased	—	—	6	11
Interest on securities sold under agreements to repurchase	76	105	297	453
Interest on Federal Home Loan Bank borrowings	1,090	1,335	4,650	5,450
Interest on other borrowings	15	11	49	60
Interest on long-term debt	77	153	534	658
Total interest expense	5,446	6,431	23,116	28,243
Net interest income	11,863	11,390	47,865	45,115
Provision for loan losses	1,700	1,750	5,950	7,725
Net interest income after provision for loan losses	10,163	9,640	41,915	37,390

Noninterest income:
Trust and investment fees	1,059	1,059	4,556	4,180
Service charges and fees on deposit accounts	1,026	1,013	4,042	3,988
Mortgage origination and loan servicing fees	1,523	526	3,506	2,770
Other service charges, commissions and fees	770	783	2,563	2,386
Bank-owned life insurance income	213	202	685	778
Investment securities losses, net:
Impairment losses on investment securities	—	(402)	(189)	(2,404)
Less noncredit-related losses	—	—	—	—
Net impairment losses	—	(402)	(189)	(2,404)
Gain on sale of available for sale securities	141	322	453	813
Loss on sale of premises and equipment	(427)	11	(709)	8
Total noninterest income	4,305	3,514	14,907	12,519

Noninterest expense:
Salaries and employee benefits	5,851	5,689	23,170	23,152
Net occupancy and equipment expense	1,562	1,878	6,566	6,961
Professional fees	630	984	2,734	3,635
Data processing expense	410	399	1,702	1,844
FDIC Insurance expense	727	676	2,850	3,244
Other operating expense	1,515	1,548	6,267	6,743
Total noninterest expense	10,695	11,174	43,289	45,579
Income before income tax expense	3,773	1,980	13,533	4,330
Income tax expense	1,038	364	3,403	(79)
Net income	$2,735	$1,616	$10,130	$4,409
Less: Preferred stock dividends and discount accretion	$218	$216	$868	$779
Net income available to common shareholders	$2,517	$1,400	$9,262	$3,630

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION

	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009
(unaudited, dollars in thousands, except per share amounts)
Per share data:
Book value per share	$18.39	$18.70	$18.27	$17.90	$17.69
Tangible common equity per share	15.27	15.55	15.09	14.70	14.42
Financial Ratios:
Tangible common equity/tangible assets	8.37%	8.68%	8.37%	8.26%	8.16%
Total shareholders' equity/total assets	10.02%	10.37%	10.07%	10.00%	9.92%
Total bank loans/total deposits	76.93%	80.84%	79.98%	80.01%	81.96%
Total loans + loan pools/total deposits	82.51%	87.03%	86.59%	87.02%	89.18%
Asset Quality
Gross bank loans	$938,035	$956,324	$956,187	$954,689	$966,998
Allowance for bank loan losses	15,167	14,859	14,823	14,553	13,957
Net charge-offs (YTD)	4,740	3,348	2,134	904	4,745
Bank loans past due 30 - 89 days	10,482	8,695	8,947	11,078	10,075
Other real estate owned	3,850	4,738	2,634	2,547	3,635
Non-performing bank loans
Non-accrual loans	$12,405	$12,710	$10,525	$10,790	$9,885
Restructured loans	5,797	6,279	6,409	3,565	2,555
Loans 90+ days past due	1,579	1,179	2,954	1,985	1,439
Total non-performing bank loans	19,781	20,168	19,888	16,340	13,879

Gross loan pools	$68,005	$73,294	$79,023	$83,652	$85,186
Allowance for loan pool losses	2,134	2,134	2,134	2,134	2,134
Net bank loan charge-offs/average bank loans (YTD - annualized)	0.50%	0.48%	0.45%	0.38%	0.48%
Nonperforming bank loans/total bank loans	2.11%	2.11%	2.08%	1.71%	1.44%
Nonperforming bank loans + other real estate/total assets	1.49%	1.60%	1.44%	1.22%	1.14%
Allowance for bank loan losses/total bank loans	1.62%	1.55%	1.55%	1.52%	1.44%
Allowance for loan pool losses/total loan pools	3.14%	2.91%	2.70%	2.55%	2.51%
Allowance for bank loan losses/nonperforming bank loans	76.67%	73.68%	74.53%	89.06%	100.56%

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
Per share data:
Ending number of shares outstanding	8,614,790	8,605,333	8,614,790	8,605,333
Average number of shares outstanding	8,614,193	8,605,333	8,612,117	8,604,733
Diluted average number of shares	8,648,451	8,606,316	8,637,713	8,604,754
Earnings per common share - basic	$0.30	$0.16	$1.08	$0.42
Earnings per common share - diluted	0.29	0.16	1.07	0.42
Dividends paid per common share	0.05	0.05	0.20	0.30
Performance Ratios:
Return on average assets	0.68%	0.41%	0.65%	0.29%
Return on average shareholders' equity	6.72%	4.21%	6.44%	2.99%
Return on average tangible common equity	7.43%	4.48%	7.14%	3.00%
Net interest margin (FTE)	3.32%	3.28%	3.43%	3.27%
Average Balances:
Total bank loans, net	$930,474	$954,190	$940,738	$990,540
Total loan pools, net	68,294	86,585	76,016	92,456
Interest-earning assets	1,488,855	1,462,343	1,466,265	1,457,599
Total assets	1,584,616	1,549,913	1,559,042	1,543,307
Interest-bearing deposits	1,066,444	1,041,648	1,054,069	1,035,938
Interest-bearing liabilities	1,262,648	1,243,562	1,246,655	1,251,460
Stockholders' common equity	145,770	136,444	141,462	133,372
Total equity	161,518	152,135	157,196	147,544